SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)     July 3, 2007

ACR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	0-12490	74-2008473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilcrest Drive,
Suite 440
Houston, Texas 77042
(Address of Principal Executive Offices, Including Zip Code)
(713) 780-8532
Registrant’s telephone number, including area code
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 3, 2007, ACR Group, Inc. (“we”, “our”, “us” or “ACR”) entered into an Agreement and Plan of Merger, dated as of July 3, 2007, with Watsco, Inc., a Florida corporation, and its wholly owned subsidiary, Coconut Grove Holdings, Inc., a Texas corporation.  The merger agreement provides for transactions that, if consummated, will cause a change of control of ACR and ultimately lead to our becoming a wholly owned subsidiary of Watsco.

Under the terms of the merger agreement, Watsco’s acquisition subsidiary will commence a tender offer for all of our outstanding shares of common stock, par value $0.01 per share, other than shares held by ACR officers that are being acquired by Watsco following the tender offer under the officers' support agreements, at a price of $6.75 per share in cash.  Watsco’s obligation to purchase our shares in the tender offer is subject to certain conditions, including but not limited to the number of tendered ACR shares and the shares purchased under the officers’ support agreements being at least 66 2/3% of ACR’s outstanding shares, subject to a reduction of the minimum amount in certain circumstances.  Under the merger agreement, following the completion of the tender offer and the satisfaction or waiver of certain other conditions, Watsco’s acquisition subsidiary will be merged into ACR, with ACR being the surviving corporation.  In the merger, each outstanding share of our common stock (other than shares we hold in treasury, certain restricted shares held by employees of ACR that will be converted into a proportional number of shares of Watsco restricted stock, or shares that Watsco or its affiliates hold following completion of the tender offer) will be converted into the right to receive the same cash amount per share as the tender offer price.  Under the merger agreement, the obligation of Watsco or its acquisition subsidiary to consummate the offer and both our and Watsco’s obligations to effect the merger are conditioned on regulatory approvals and other customary conditions.  We have attached copies of the merger agreement and the joint press release we issued with Watsco as Exhibits 2.1 and 99.1, respectively, and we incorporate them in this Form 8-K by reference.  The merger agreement contains certain termination rights and provides that, upon the termination of the merger agreement under specified circumstances, we would be required to pay Watsco a termination fee of $5,000,000.

The merger agreement has been summarized in and filed as an exhibit to this Form 8-K to provide investors and shareholders with information regarding its terms.  Investors or shareholders should read the entire agreement for a complete understanding of its terms and conditions.  The merger agreement is not intended to provide factual information about us.  The merger agreement contains representations and warranties that the parties made to and solely for the benefit of each other.  The assertions embodied in those representations and warranties are qualified by information in a disclosure schedule that we provided to Watsco in connection with signing the merger agreement.  Accordingly, investors and shareholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the merger agreement and are modified by the underlying disclosure schedule.  Moreover, information concerning the subject matter to which representations and warranties relate may change after the date of the merger agreement.

As part of this transaction, we will prepare a solicitation/recommendation statement on Schedule 14D-9 for the shareholders of the Company and will file that document with the Securities and Exchange Commission.  Before our shareholders make a decision to tender their shares, we encourage them to read the solicitation/recommendation statement regarding the tender offer and the merger carefully and in its entirety when it becomes available, because it will contain important information about the proposed transactions.  Our shareholders will be able to obtain, without charge, a copy of the solicitation/recommendation statement (when available) and other relevant documents that we file with the SEC from the SEC’s website at www.sec.gov.  Our shareholders also will be able to obtain, without charge, a copy of the solicitation/recommendation statement and other relevant documents (when available) by directing a request by mail or telephone to us at 3200 Wilcrest Drive, Suite 440, Houston, Texas 77042, telephone: (713) 780-8532, or from our website, www.acrgroup.com.

Item 5.01.	Changes in Control of Registrant.

See Item 1.01 above.

Item 8.01.	Other Events.

On July 3, 2007, ACR and Watsco issued a joint press release announcing the signing of the merger agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of July 3, 2007, among Watsco, Inc., Coconut Grove Holdings, Inc. and ACR Group, Inc.

99.1	Joint Press Release of ACR Group, Inc. and Watsco, Inc. dated July 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 5, 2007	ACR Group, Inc.

	By:	/s/ Anthony R. Maresca
Anthony R. Maresca
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of July 3, 2007, among Watsco, Inc., Coconut Grove Holdings, Inc. and ACR Group, Inc.

99.1	Joint Press Release of ACR Group, Inc. and Watsco, Inc. dated July 3, 2007.